EXHIBIT 5.1

July 1, 2005

J.B. Hunt Transport Services, Inc.

615 J.B. Hunt Corporate Drive

Lowell, Arkansas  72745

RE:          Registration Statement on Form S-8 regarding Management Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to J. B. Hunt Transport Services, Inc., an Arkansas corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the offering by the Company of up to an additional 10,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, to be issued pursuant to the J.B. Hunt Transport Services, Inc. Management Incentive Plan (the “Plan”).

In so acting we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Amended and Restated Articles of Incorporation of the Company, (b) the Restated Bylaws of the Company, (c) board and shareholder records relating to authorization of the Plan, and (d) such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.  We have assumed that (i) the Shares will be issued against receipt of consideration consisting of money paid, labor done or property actually received, as approved by the Board of Directors of the Company or a committee thereof, (ii) such consideration will be no less than the par value of the Shares issued, and (iii) the Shares will be issued in compliance with applicable federal and state securities laws.

Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

We are expressing these opinions as members of the Bar of the State of Arkansas and express no opinion as to any other law.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

MITCHELL, WILLIAMS, SELIG,
GATES & WOODYARD, P.L.L.C.